UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 8, 2009

3PAR INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33823	77-0510671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4209 Technology Drive

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 413-5999

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 8, 2009, the compensation committee of our board of directors established the performance goals for our 2010 fiscal year under our Employee and Executive Incentive Compensation Plan (the “2010 Performance Goals”). The 2010 Performance Goals relate to revenue and non-GAAP operating income for our 2010 fiscal year. The non-GAAP operating income goal excludes the impact of stock-based compensation expense and is calculated after giving effect to the accrual for the bonus payouts under the Employee and Executive Incentive Compensation Plan.

If the 2010 Performance Goals are met, eligible employees, generally consisting of non-commissioned employees, are eligible to receive a cash target bonus equal to a percentage of their applicable base salary, as follows:

PARTICIPANT	TARGET AWARD (% OF BASE SALARY)
Non-Director Employees	5% of Base Salary
Director Employees	7.5% of Base Salary
Executives (excluding Vice President, Worldwide Sales)	30% of Base Salary
Chief Executive Officer	85% of Base Salary

The compensation committee maintains discretion to provide for cash incentive awards under the Employee and Executive Incentive Compensation Plan in excess of the target base salary percentages if we exceed the 2010 Performance Goals, and awards will be reduced if we do not achieve the 2010 Performance Goals. In addition, if certain minimum performance targets are not achieved, no payouts will be made under the Employee and Executive Incentive Compensation Plan for fiscal 2010. The compensation committee may, however, approve payments of bonuses outside the Employee and Executive Incentive Compensation Plan, regardless of whether performance targets have been achieved.

Our Vice President of Worldwide Sales does not participate in the Employee and Executive Incentive Compensation Plan. Instead, he receives sales commission in a manner similar to the commission-based compensation program for our sales group, which he heads.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2009

3PAR INC.

By:	/s/ Adriel G. Lares
Adriel G. Lares
Vice President of Finance and Chief Financial Officer